Exhibit (n)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of MidCap Financial Investment Corporation of our report dated May 19, 2022 relating to the financial statements and senior securities table, which appears in MidCap Financial Investment Corporation’s Transition Report on Form 10-KT for the transition period from April 1, 2022 to December 31, 2022. We also consent to the reference to us under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firms ” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

April 12, 2023